Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2011 Long Term Incentive Plan of Belden Inc. of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of Belden Inc. and the effectiveness of internal control over financial reporting of Belden Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
St. Louis, Missouri
July 27, 2011